Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and between

Wave Systems Corp.

(“Seller”)

and

DocMagic, Inc.

(“Buyer”)

dated as of October 15, 2014

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated as of October 15, 2014, by and between Wave Systems Corp., a Delaware corporation (“Seller”), and DocMagic, Inc., d/b/a Document Systems, Inc., a California corporation (“Buyer”).

RECITALS

A.                                    Seller has a wholly-owned division known as “eSignSystems” (“eSignSystems”);

B.                                    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the assets, properties, and rights related to eSignSystems on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I.
DEFINITIONS AND USAGE

Section 1.01.                          Definitions.

(a)                                 “Accounts Receivable” means (i) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable for goods shipped or products sold or services rendered to customers of Seller, (ii) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes, and (iii) any claim, remedy, or other right related to any of the foregoing.

(b)                                 “Active Employees” has the meaning set forth in Section 5.01(a).

(c)                                  “Affiliate” means, with respect to any Person, any other Person who, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether by contract or otherwise.

(d)                                 “Agreement” has the meaning set forth in the first paragraph of this Agreement.

(e)                                  “Assets” has the meaning set forth in Section 2.01.

(f)                                   “Assigned Contract” has the meaning set forth in Section 2.01(a).

(g)                                  “Assignment and Assumption Agreement” has the meaning set forth in Section 2.08(a)(ii).

(h)                                 “Assumed Liabilities” has the meaning set forth in Section 2.04.

(i)                                     “Basket” has the meaning set forth in Section 6.03(a).

(j)                                    “Bill of Sale” has the meaning set forth in Section 2.08(a)(i).

(k)                                 “Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement, or any event which, with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy, or failure.

(l)                                     “Buyer” has the meaning set forth in the first paragraph of this Agreement.

(m)                             “Buyer Indemnified Parties” has the meaning set forth in Section 6.02(a).

(n)                                 “Cap” has the meaning set forth in Section 6.03(b).

(o)                                 “Claim” means any claims, causes of action, Proceedings, Losses, Damages, expenses, costs, and liabilities (including reasonable attorney’s fees) of any nature, whether accrued, absolute, contingent, or otherwise, and regardless of whether related to a third party claim.

(p)                                 “Claim Notice” has the meaning set forth in Section 6.02(d)(i).

(q)                                 “Closing” has the meaning set forth in Section 2.08.

(r)                                    “Closing Date” means the date hereof.

(s)                                   “COBRA” has the meaning set forth in Section 5.01(d).

(t)                                    “Code” means the Internal Revenue Code of 1986, as amended.

(u)                                 “Confidential Information” means information regarding Buyer, Seller, and/or eSignSystems, including the following: (i) information regarding either party’s business, operations, assets, liabilities, or financial condition; (ii) the terms of this Agreement, (iii) information regarding either party’s sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, or purchasing; (iv) information regarding either party’s employees, including their responsibilities, competence, and compensation; (v) information regarding either party’s current or prospective vendors, suppliers, distributors, customers, or other business partners; (vi) forecasts, projections, budgets, financial information, and business plans regarding either party; (vii) information regarding either party’s planned or pending acquisitions, divestitures or other business combinations; and (viii) each party’s trade secrets, patent disclosures and applications, copyright applications, and proprietary information.  “Confidential Information” shall not however, include information generally available to the public or information which either party receives from a third party with the legal right to disclose it.

(v)                                 “Consent” means any approval, consent, ratification, waiver, or other authorization.

(w)                               “Contract” means any license, software license, agreement, contract, lease, consensual obligation, promise, commitment, instrument, guarantee, arrangement or undertaking (whether written or oral and whether express or implied).

(x)                                 “Damages” means any loss, liability, claim, damage, or expense (including reasonable attorneys’ fees and expenses), whether or not involving a third party claim.

(y)                                 “Disclosure Schedule” has the meaning set forth in the preamble to ARTICLE III.

(z)                                  “Employee IP Agreement” has the meaning set forth in Section 3.15(h)

(aa)                          “Encumbrance” means any charge, claim, equitable interest, lien, option, pledge, security interest, mortgage, deed of trust, title retention device, collateral assignment, license, right of way, easement, encroachment, servitude, right of first option, right of first refusal, or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income, or exercise of any other attribute or right of ownership.

(bb)                          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(cc)                            “ERISA Affiliate” means each person or entity under common control with Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA and the regulations issued thereunder.

(dd)                          “eSignSystems” has the meaning set forth in the recitals.

(ee)                            “eSignSystems Employees” has the meaning set forth in Section 3.14(a).

(ff)                              “Excluded Assets” has the meaning set forth in Section 2.02.

(gg)                            “Final Allocation” has the meaning set forth in Section 2.07.

(hh)                          “Fundamental Representation” means the representations and warranties set forth in Section 3.01 (Organization, Qualification, and Corporate Power), Section 3.02 (Authority), Section 3.09 (Taxes), Section 3.15 (Intellectual Property), Section 3.16 (Privacy and Data Security), and Section 3.17 (Brokers).

(ii)                                  “GAAP” means U.S. generally accepted accounting principles.

(jj)                                “Governmental Body” means any: (i) nation, state, county, city, town, borough, village, district, or other jurisdiction; (ii) federal, state, local, municipal, foreign, or other government; (iii) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (iv) multinational organization or body; (v) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power; or (vi) official of any of the foregoing.

(kk)                          “Hired Active Employee” has the meaning set forth in Section 5.01(a).

(ll)                                  “Indemnified Party” has the meaning set forth in Section 6.02(d)(i).

(mm)                  “Indemnifying Party” has the meaning set forth in Section 6.02(d)(i).

(nn)                          “Intellectual Property” means all intellectual property, regardless of form, including: (i) published and unpublished works of authorship, including without limitation Software and databases; (ii) inventions and discoveries; (iii) words, names and other designations used to identify or distinguish a business, good, group, product, or service; and (iv) Confidential Information together with all intellectual property rights associated with each of the foregoing categories.

(oo)                          “IP Assignment” has the meaning set forth in Section 2.08(a)(iii).

(pp)                          “IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

(qq)                          “Knowledge” Seller shall be deemed to have “Knowledge” of a particular fact or other matter if:

(i)                                     an officer or director of Seller is actually aware of such fact or other matter; or

(ii)                                  a prudent person serving in his or her capacity as an officer or director of Seller could be expected to discover or otherwise become aware of such fact or other matter in the course of conduct a reasonably comprehensive investigation concerning the truth or existence of such fact or other matter.

(rr)                                “Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational, or other constitution, law, ordinance, principle of common law, code, regulation, statute, or treaty as amended, modified, codified, replaced, or reenacted, in whole or in part, and in effect from time to time, including rules and regulations related to any of the foregoing.

(ss)                              “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, and whether or not the liability or obligation is required to be accrued on that Person’s financial statements.

(tt)                                “Losses” means that amount of any losses, claims, damages, liabilities, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses, or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a third party claim, incurred or suffered by any Indemnified Party as a result of any of the foregoing.

(uu)                          “M&A Qualified Beneficiaries” has the meaning set forth in Section 5.01(d).

(vv)                          “Material Adverse Change” means a material adverse change in, or effect on, Seller’s business, prospects, results of operations, assets, financial condition, customer relationships, or supplier relationships as determined from the perspective of a reasonable person in Buyer’s position.

(ww)                      “Material Contract” has the meaning set forth in Section 3.08(a).

(xx)                          “NDA” has the meaning set forth in Section 5.03.

(yy)                          “Open Source” means any Software or other subject matter that requires, as a condition of use, modification and/or distribution thereof, (a) that such Software or subject matter or other Software or subject matter incorporated into, derived from or distributed therewith be (i) disclosed or distributed in source code form; (ii) licensed for the purpose of making derivative works; or (iii) redistributable at no charge, or (b) any other Intellectual Property be licensed in connection therewith.

(zz)                            “Open Source Elements” has the meaning set forth in Section 3.15(j).

(aaa)                   “Order” means any order, injunction, judgment, decree, ruling, assessment, or arbitration award of any Governmental Body or arbitrator.

(bbb)                   “Ordinary Course of Business” means an action taken by a Person in the course of such Person’s business only if that action:

(i)                                     is consistent in nature, scope, and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;

(ii)                                  does not require authorization by the board of directors, members, or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and

(iii)                               is similar in nature, scope, and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(ccc)                      “Patent Rights” means all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries.

(ddd)                   “Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture, or other entity or a Governmental Body.

(eee)                      “Personal Information” means information that identifies an individual or information related to an identified or identifiable individual (such as name, address, telephone number, email address, financial account number, Social Security number or other government-issued identifier, and any other data used or intended to be used to identify, contact or precisely locate a person).

(fff)                         “Post-Closing Period” means any Tax period beginning after the Closing Date or, in the case of any Tax period which includes, but does not begin after, the Closing Date, the portion of such period beginning after the Closing Date.

(ggg)                      “Pre-Closing Period” means any Tax period ending on or before the Closing Date or, in the case of any Tax period which includes, but does not end on, the Closing Date, the portion of such period up to and including the Closing Date.

(hhh)                   “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, judicial, or investigative, whether formal or informal, and whether public or private) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(iii)                               “Proposed Allocation” has the meaning set forth in Section 2.07.

(jjj)                            “Purchase Price” has the meaning set forth in Section 2.03.

(kkk)                   “Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

(lll)                               “Related Person” means Seller’s or Buyer’s, as the case may be, present or former officers, directors, employees, partners, members, or shareholders or members of their families (or any entity in which any of them controls or has a material financial interest, directly or indirectly).

(mmm)       “Representative” means, with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel, or other representative of that Person.

(nnn)                   “Scheduled Inbound Licenses” has the meaning set forth in Section 3.15 (i).

(ooo)                   “Scheduled Outbound Licenses” has the meaning set forth in Section 3.15 (i).

(ppp)                   “Seller” has the meaning set forth in the first paragraph of this Agreement.

(qqq)                   “Seller Indemnified Parties” has the meaning set forth in Section 6.02(c).

(rrr)                            “Seller Intellectual Property Rights” means all Seller Registered Intellectual Property together with all Intellectual Property owned or purported to be owned by Seller, including without limitation, the domain name “esignsystems.com” and the Seller Software.

(sss)                         “Seller IP Contract” means any Scheduled Outbound License or Scheduled Inbound License.

(ttt)                            “Seller Registered Intellectual Property” means all of Intellectual Property that (i) are the subject of an application, filing, registration or other document issued by, filed with, or recorded by any Governmental Body, and (ii) owned by, assigned to, filed or registered in the name of, or applied for by Seller.

(uuu)                   “Selling Group” has the meaning set forth in Section 5.01(d).

(vvv)                   “Seller Software” has the meaning set forth in Section 13.15(k).

(www)             “Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

(xxx)                   “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge, or duty of any kind whatsoever and any interest, penalty, addition, or additional amount thereon (and any interest in respect of such additions to tax or penalties) imposed, assessed, or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract, including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

(yyy)                   “Transfer Taxes” means all federal, state, local or foreign sales, use, transfer, real property transfer, mortgage recording, stamp duty, value-added or similar Taxes that may be imposed in connection with the transfer of the Assets or assumption of Assumed Liabilities, together with any interest, additions to Tax or penalties with respect thereto and any interest in respect of such additions to Tax or penalties.

(zzz)                      “Transition Services Agreement” has the meaning set forth in Section 2.08(a)(iv).

Section 1.02.                          Interpretation.  In this Agreement, unless a clear contrary intention appears:

(a)                                 the singular number includes the plural number and vice versa;

(b)                                 reference to any gender includes each other gender;

(c)                                  “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding that term;

(d)                                 references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

Section 1.03.                          Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party will not apply to any construction or interpretation of this Agreement.

ARTICLE II.
SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.01.                          Assets to be Sold.  Subject to the terms of this Agreement, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances, all of Seller’s right, title, and interest in and to the property and assets used in the operation of eSignSystems set forth below (collectively the “Assets”):

(a)                                 the Contracts of Seller used in or related to the operation of eSignSystems, including, without limitation, those set forth on Schedule 2.01(a) (collectively, the “Assigned Contracts”);

(b)                                 all prepaid expenses and deposits related to eSignSystems, including, without limitation, those set forth on Schedule 2.01(b);

(c)                                  all licenses, permits, registrations, certificates, consents, accreditations, approvals, and franchises related to or used in the operation of eSignSystems, including, without limitation those set forth on Schedule 2.01(c), together with any required assignments for the foregoing, and all waivers that Seller currently has, if any, of any requirements pertaining to those licenses, permits, registrations, certificates, consents, accreditations, approvals, and franchises, to the extent transferable by applicable law;

(d)                                 all intangibles, including, without limitation, non-compete agreements, goodwill, all warranties (express or implied) and rights and Claims;

(e)                                  all Accounts Receivable due on or after August 27, 2014;

(f)                                   all Seller Intellectual Property Rights, including, without limitation, the domain name “esignsystems.com” and the Seller Software;

(g)                                  all tangible personal property owned by Seller and related to or used in the operation of eSignSystems, including, without limitation, that set forth on Schedule 2.01(g);

(h)                                 all other data and Records related to the operations of eSignSystems, including, without limitation, copies of personnel records, client and customer lists and Records; and

(i)                                     the assets, properties and rights set forth on Schedule 2.01(i).

Section 2.02.                          Excluded Assets.  Seller is not selling and shall retain, and Buyer is not purchasing or assuming, any properties, assets or rights of any kind, whether tangible or intangible, real or personal, other than the Assets, and any such excluded properties, assets or rights shall collectively be referred to as the “Excluded Assets.”  For the avoidance of doubt, the Excluded Assets shall include, without limitation:

(a)                                 all cash and cash equivalents;

(b)                                 all deposit accounts, securities accounts, and similar accounts except those related to the Assets;

(c)                                  all insurance policies and rights thereunder;

(d)                                 all claims for refund of Taxes and other governmental charges of whatever nature arising prior to the Closing;

(e)                                  all Accounts Receivable due prior to August 27, 2014;

(f)                                   all rights of Seller under this Agreement; and

(g)                                  all liabilities of Seller and eSignSystems existing as of the Closing (including, without limitation, any payables and other amounts owed with respect to eSignSystems), except the Assumed Liabilities.

Section 2.03.                          Consideration.  The total consideration to be delivered by Buyer to Seller for the Assets will be One Million Two Hundred Fifty Thousand Dollars ($1,250,000.00) less the amounts set forth on Schedule 2.03 (the “Purchase Price”).  The Purchase Price will be payable upon Closing in immediately available funds by wire transfer pursuant to wiring instructions to be provided to Buyer by Seller.

Section 2.04.                          Assumed Liabilities.  At the Closing, Buyer shall assume and agrees to pay, perform and discharge the following Liabilities (“Assumed Liabilities”):

(a)                                 any and all Liabilities related to the ownership and operation of the Assets and eSignSystems that accrue after the Closing Date; and

(b)                                 any Liability arising after the Closing Date under the Assigned Contracts, except for any Liability resulting from, arising out of, or caused by any action, event, circumstance or occurrence (or absence thereof) that occurred or is alleged to have occurred on or before the Closing Date.

Section 2.05.                          Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed, and discharged by Seller.  “Retained Liabilities” means every Liability of Seller other than the Assumed Liabilities, including without limitation the Liabilities set forth on Schedule 2.05, which shall promptly be paid by the Seller when due.  Without limiting the foregoing, in no event will Buyer be responsible for or assume any Liability or obligation of Seller or any of Seller’s Affiliates relating to any Tax (including Transfer Taxes), warranty, product return, employee matter, breach of contract, or any Liabilities of Seller and/or eSignSystems existing as of the Closing (including, without limitation, any payables and other amounts owed with respect to eSignSystems), except the Assumed Liabilities

Section 2.06.                          Withholding.  Buyer shall deduct from the Purchase Price any amounts required to be withheld and deducted under the Code or other applicable Tax law.  Any amounts so deducted shall be remitted by Buyer to the appropriate Governmental Body. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 2.07.                          Allocation.  Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller a statement containing a proposed allocation of the Purchase Price and the Assumed Liabilities among the Assets (the “Proposed Allocation”) as well as IRS Form 8594.  Following the Closing Date, Buyer and Seller shall endeavor in good faith to reach final agreement upon an allocation (the “Final Allocation”).  The parties shall make consistent use of any such Final Allocation for all Tax purposes and in all filings, declarations, and reports with any Tax authority in respect thereof, including the reports required to be filed under Section 1060 of the Code.  In any Proceeding related to the determination of any Tax, neither Buyer nor Seller will contend or represent that any such Final Allocation determined under this Section is incorrect.  If Buyer and Seller are unable to reach agreement on a Final Allocation within ninety (90) days following the delivery of the Proposed Allocation by Buyer to Seller, then Buyer and Seller shall determine its own allocation in good faith and neither party shall be bound by the allocation of the other.

Section 2.08.                          Closing.  The purchase and sale contemplated under this Agreement (“Closing”) will take place on the Closing Date.  The Closing shall take place in the law offices of Morrison Forester, 425 Market Street, San Francisco, CA 94105.

(a)                                 At or before the Closing, Seller shall cause to be delivered to Buyer:

(i)                                     an executed counterpart of the bill of sale in the form attached as Exhibit A (the “Bill of Sale”);

(ii)                                  an executed counterpart of the assignment in the form attached as Exhibit B, which assignment will also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”);

(iii)                               an executed counterpart to the Intellectual Property Assignment Agreement in the form attached as Exhibit C (the “IP Assignment”);

(iv)                              an executed counterpart to the Transition Services Agreement in the form attached as Exhibit D (the “Transition Services Agreement”);

(v)                                 wiring instructions for the Purchase Price;

(vi)                              a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, and attaching, all requisite resolutions or actions of the board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of this Agreement and certifying to the incumbency and signatures of the officers of Seller executing this Agreement; and

(vii)                           a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Section 1445 of the Code stating that Seller is not a “foreign person” as defined in Section 1445 of the Code.

(b)                                 At or before the Closing, Buyer shall cause to be delivered to Seller:

(i)                                     an executed counterpart of the Assignment and Assumption Agreement; and

(ii)                                  an executed counterpart of the Transition Services Agreement.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller hereby makes the following representations and warranties to Buyer, which representations and warranties contained in this ARTICLE III shall be true and correct as of the date hereof, except as set forth in the disclosure schedules attached hereto (the “Disclosure Schedules”).  The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgement, in and of itself, that such information is required by the terms of this Agreement to be disclosed or is material to Seller or eSignSystems.  Except as set forth in the Disclosure Schedules (it being understood and agreed by Buyer that any matter disclosed in such Disclosure Schedules with respect to any section of this Agreement shall be deemed to have been disclosed with respect to any other section where it is reasonably apparent on its face that the disclosure is relevant to such other section of the Disclosure Schedules, with or without any specific cross reference).  Seller hereby represents and warrants to Buyer that:

Section 3.01.                          Organization, Qualification, and Corporate Power.  Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased, or operated by it or the nature of its activities makes qualification necessary.  Seller has all requisite corporate power and authority to operate eSignSystems as it is now conducted, to own or use the properties and assets that it purports to own or use in connection with the operation of eSignSystems, and to perform all of its obligations under the Assigned Contracts.

Section 3.02.                          Authority.  Seller has the requisite power to enter into and carry out its obligations under this Agreement and to consummate the transactions contemplated hereunder.  The execution, delivery and performance of this Agreement to be entered into by Seller in connection with this Agreement and the performance of Seller’s obligations under this Agreement have been duly and validly authorized by all necessary corporate action on the part of Seller in accordance with the laws governing Seller, and no other proceedings on the part of Seller is necessary to authorize its execution, delivery, and performance.

Section 3.03.                          Enforceability; No Conflict.

(a)                                 The execution, delivery and performance of this Agreement to which Seller is a party has been duly executed by Seller and this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

(b)                                 The execution, delivery, and performance by Seller of this Agreement to which it is a party do not (i) conflict with or violate any provision of the Articles of Incorporation or Bylaws of Seller, (ii) conflict with or violate any applicable law, (iii) result in any Breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or Breach) under, require any Consent of or notice to any Person pursuant to, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the loss of a material benefit under any Contract to which Seller is a party or by which it is bound, (iv) result in the creation of an Encumbrance on any Assets, or (v) conflict with or violate any Order of any court or other Governmental Body to which Seller is subject.

(c)                                  Except as set forth on Schedule 3.03(c), Seller is not required to give any notice, make any filing, or obtain any Consent, approval, authorization or permit from any Person or Governmental Body in connection with the execution, delivery or performance by Seller of this Agreement to which it is a party.

Section 3.04.                          Financial Information.

(a)                                 Schedule 3.04(a) sets forth true and correct financial information for eSignSystems for the periods provided therein.  Such financial information (x) is derived from and has been prepared in good faith in accordance with the books and Records of Seller (which are accurate and complete in all material respects) on a consistent basis throughout the periods covered thereby consistent with GAAP and (y) presents accurately and fairly the financial position of eSignSystems for such periods.  Except as disclosed in Schedule 3.04(a), Seller does not have any liabilities or obligations with respect to the Assets or the business of eSignSystems of any nature, whether or not accrued, contingent or otherwise, other than liabilities or obligations which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(b)                                 Schedule 3.04(b) sets forth a true and correct list of all Accounts Receivable and accounts payable of Seller related to eSignSystems as of the date hereof.  All accounts payable of Seller related to eSignSystems have been paid in full by Seller and all Accounts Receivable have been billed by Seller as of the date hereof.

Section 3.05.                          Title, Condition and Sufficiency of Assets.

(a)                                 Seller owns good, marketable and transferable title to, and is the sole legal, equitable and beneficial owner of, all of the Assets free and clear of any Encumbrances other than those described in Schedule 3.05.  Seller has the full right to sell, convey, transfer, assign, and deliver the Assets to Buyer, and at the Closing, Seller shall convey to Buyer good and valid title to all Assets, free and clear of all Encumbrances of any kind or nature.

(b)                                 The Assets constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable Buyer to (i) own, practice or use the Assets in substantially the manner in which the Assets are currently being owned, practiced and used, and (ii) conduct the operation of eSignSystems in the manner in which it is currently being conducted.

(c)                                  All tangible assets and properties which are part of the Assets are (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) suitable and adequate for continued use in the manner in which they are presently being used; (iii) adequate to meet all present requirements of the operation of eSignSystems; and (iv) free of defects (latent and patent).

Section 3.06.                          Legal Proceedings.  Other than described in Schedule 3.06, there is no pending or, to Seller’s Knowledge, threatened Proceeding by or against Seller that relates to or may reasonably be expected to affect this Agreement, eSignSystems, or the Assets, or that challenges, or that may reasonably be expected to have the effect of preventing, delaying, making illegal, or otherwise interfering with consummating this Agreement, and, to the Knowledge of Seller, there is no reasonable basis therefor.  Seller has not at any time been subject to any Order of any federal, state, or local court, or other Governmental Body or arbitrator related to eSignSystems or the Assets.

Section 3.07.                          Compliance with Law.  With respect to the conduct and operation of eSignSystems and the ownership or use of the Assets by Seller, since October 15, 2009, Seller (a) has been at all times in compliance with all applicable laws and Legal Requirements of all Governmental Bodies and is not in violation of, or delinquent with respect to, any Order or Legal Requirement of, or agreement with, or permit from, any Governmental Body, (b) has not received any notice, Order, complaint or other communication that it has any Liability under applicable law or Legal Requirements of any Governmental Body which has not been fully discharged or extinguished, and (c) has not received any notice of, and there has not occurred and is not pending or threatened any investigation, audit or review by any Governmental Body.  Other than described in Schedule 3.07, no other governmental permits or authorizations are necessary or required for Seller to lawfully operate eSignSystems as currently conducted or for Seller to own, lease, or use the Assets.  Each such permit or authorization is valid and in full force and effect.

Section 3.08.                          Material Contracts; No Defaults.

(a)                                 Schedule 3.08 sets forth a list of all Contracts of the following nature to which Seller is a party or by which any Seller or any of its properties or assets is otherwise bound (each, a “Material Contract” and collectively, the “Material Contracts”):

(i)                                     any Contract relating to any Encumbrance on any Asset;

(ii)                                  any Contract relating to eSignSystems that purports to limit, curtail or restrict the ability of Seller from selling, licensing, or otherwise providing goods or services to or making sales to any Person in any manner, using or enforcing any Intellectual Property or hiring or soliciting any Person in any manner, in each case in any geographic area, during any period of time, or in any segment of any market, including without limitation any agreements which include exclusivity or non-competition provisions, “most favored nation” or similar provisions, any type of special discount rights, or any right of first refusal, first notice or first negotiation;

(iii)                               any Contract that contains a provision requiring the consent of any Person to transfer any Assets or that would prohibit or delay the consummation of the transactions contemplated hereunder;

(iv)                              any Contract pursuant to which Seller is the lessee or lessor of, or holds, uses, or makes available for use to any Person, (A) any real property related to eSignSystems or (B) any tangible personal property related to eSignSystems and, in the case of clause (B), that involves an aggregate future or potential Liability or receivable, as the case may be, in excess of $10,000;

(v)                                 any Contract relating in whole or in part to eSignSystems that includes, (A) any sale, assignment, hypothecation, transfer, license, option, immunity, authorization, or other grant of rights under or with respect to, or covenant not to bring claims for infringement, misappropriation, or other violation of, any Intellectual Property, or (B) any use limitation with respect to any Intellectual Property;

(vi)                              any Contract with any Related Person of Seller related to eSignSystems;

(vii)                           any joint venture or partnership, joint development, merger, asset or share purchase or divestiture Contract relating to eSignSystems;

(viii)                        any Contract relating to eSignSystems with any labor union providing for benefits under any employee benefit plan;

(ix)                              any Contract relating to eSignSystems or that otherwise affects the ownership or operation of the Assets that involves the settlement of any administrative or judicial proceedings since the date three (3) years prior to the date hereof;

(x)                                 any Contract with a Governmental Body relating to eSignSystems;

(xi)                              any Contract relating to eSignSystems involving capital expenditures by Seller in excess of $25,000; and

(xii)                           any other Contract relating to eSignSystems other than Contracts made in the Ordinary Course of Business, that (A) involves a future or potential Liability or receivable, as the case may be, in excess of $25,000 on an annual basis or (B) has a term greater than one (1) year and cannot be cancelled by Seller without penalty or further payment and without more than thirty (30) days’ notice.

(b)                                 Seller has made available complete and correct copies of the Material Contracts to Buyer, including all modifications, amendments and supplements thereto.  Each of the Material Contracts constitutes the valid and legally binding obligation of Seller and each other party thereto, enforceable in accordance with its terms (subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity), and is in full force and effect.  Seller is in compliance with all applicable terms and requirements of each Material Contract.  There is no material Breach or default under any Material Contract either by Seller or any other party thereto, and no event has occurred that with the giving of notice, the lapse of time, or both would constitute a material Breach or default thereunder by Seller or, to the Knowledge of Seller, any other party, and Seller has not received any claim or notice of any such material Breach or default.

Section 3.09.                          Taxes.  Seller has duly and timely filed all Tax returns of Seller required to be filed (taking into account valid extensions of time to file) and all such Tax returns are true, correct and complete in all respects. Seller has paid all Taxes that are shown to be due on any such Tax returns.  All Taxes that Seller is or was required by law to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body.  There are no Tax deficiencies outstanding, assessed or proposed against Seller related to eSignSystems or the Assets, and there are no liens for Taxes on the properties of Seller, other than liens for Taxes not yet due and payable.  There are no Tax investigations, inquiries or audits by any Tax authorities in progress relating to eSignSystems or the Assets. No notice, inquiry or claim has ever been made by an authority in a jurisdiction where Seller or any of Seller’s Affiliates does not file Tax returns that Seller or any of Seller’s Affiliates is or may be subject to taxation by that jurisdiction, nor, to Seller’s Knowledge, is there any basis for any such notice, inquiry or claim.  Seller is not a party to or bound by any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement or arrangement.  Seller is a “United States person” within the meaning of Section 7701(a)(30) of the Code.  No Taxes are required to be withheld with respect to payments pursuant to this Agreement. Seller is not a party to any joint venture, partnership or other Contract that could reasonably be expected to be treated as a partnership for any Tax purposes.  Seller is not, and has not been, a party to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code (or any predecessor provision or comparable provision of state, local or foreign law) and Treasury Regulation Section 1.6011-4.

Section 3.10.                          Suppliers and Customers.  Schedule 3.10 sets forth a true and correct list of all suppliers of eSignSystems who provided product or services to Seller in the twenty-four (24) month period ended July 31, 2014 and all customers of eSignSystems who purchased product or services from Seller in the twenty-four (24) month period ended July 31, 2014.  Other than as set forth on Schedule 3.10, there has been no written or oral communication, fact, event, or action that exists or that has occurred that would lead Seller to believe that any such supplier customer will terminate or materially and adversely modify its business relationship with eSignSystems after the Closing.

Section 3.11.                          Right of Purchase.  No third party has any right to purchase Seller or any part of the Assets or eSignSystems.

Section 3.12.                          Standard Contract and Warranty.  Attached as Schedule 3.12 is Seller’s current form of standard contract and warranty provided to customers of eSignSystems.  No other warranties, written or oral have been given to customers of eSignSystems.  There have not been any material deviations from or modifications to such warranties and guaranties.  There is no warranty Claim pending, or threatened with any warranty claims under any Contract, and, to the Knowledge of Seller, there is no basis for any such claim.

Section 3.13.                          Solvency.  No transfer of property is being made and no obligation is being incurred by Seller in connection with the Agreement with the intent to hinder, delay, or defraud creditors of Seller.  Seller is solvent and has not, at any time, (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy petition or similar filing, (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (d) admitted in writing its inability to pay its debts as they become due, (e) been convicted of, or pleaded guilty to, any felony, or (f) taken or been the subject of any action that may have an effect on its ability to comply with or perform its covenants or obligations under this Agreement. After giving effect to the transactions contemplated by this Agreement, the Seller (1) will be solvent (in that both the fair value of its respective assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured); (2) will have adequate capital with which to engage in its business; and (3) will not have incurred and does not plan to incur debts beyond its ability to pay as such debts become absolute and matured.

Section 3.14.                          Employees; Benefit Plans; Labor Matters.

(a)                                 Schedule 3.14(a) contains a complete and accurate list of the following information for each employee, independent contractor, and consultant of Seller that provides services exclusively or primarily to eSignSystems (“eSignSystems Employees”): name, job title, current compensation paid or payable, status as exempt or non-exempt, sick and vacation leave that is accrued but unused, date of last review and date of last salary increase and amount of such increase.  Except as otherwise noted in Schedule 3.14(a), none of the employees listed in Schedule 3.14(a) are employed by Seller other than at the will of Seller for an indefinite period of time and, at the option of either Seller or such employees, the employment of such employees may be terminated with or without cause, and with or without notice at any time.  Seller has not:

(i)                                     granted any salary increase to any of its employees since January 1, 2014, or

(ii)                                  entered into any new or amended, or altered in any material respect, any employment or consulting agreements or any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, or other fringe benefit plan, trust agreement, or similar arrangement adopted by it with respect to its own employees (other than any such agreements as may have terminated or expired before the Closing Date and under which Seller no longer has any liabilities or obligations) except as disclosed in Schedule 3.14(a).

(b)                                 Seller is not a party to any labor contract, collective bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization that obligates Seller to compensate Seller’s employees at prevailing rates or union scale, nor are any of its employees represented by any labor union or organization.  Seller has complied in all material respects with all applicable Legal Requirements in connection with the employment of its work force.  Except as set forth on Schedule 3.14(b), no Person or party (including, without limitation, any Governmental Body) has asserted, or, to the Knowledge of Seller, has threatened to assert, any claim or any action or proceeding, against Seller (or has asserted or, to the Knowledge of Seller, threatened to assert any claim or any action or proceeding against any officer, director, employee, agent, members, or shareholders of Seller) relating to Seller’s employees or former employees and arising out of any statute, ordinance, regulation, or other Legal Requirements relating to wages, collective bargaining, discrimination in employment or employment practices, occupational safety and health standards, or other terms and conditions of employment.

(c)                                  Neither Seller nor any ERISA Affiliate has previously or currently maintains, contributes to or participates in, nor does Seller or any ERISA Affiliate have any obligation to maintain, contribute to or otherwise participate in, or have any liability or other obligation (whether accrued, absolute, contingent or otherwise) under, any (i) “multiemployer plan” (within the meaning of Section 3(37) of ERISA), (ii) “multiple employer plan” (within the meaning of Section 413(c) of the Code), (iii) “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), (iv) plan that is subject to the provisions of Title IV of ERISA or Section 412 of the Code, (v) a “funded welfare plan” within the meaning of Section 419 of the Code or (vi) any other benefit plan, in each case that could result in any Liability to Buyer.

(d)                                 No benefit plan for eSignSystems Employees (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) provides for the payment of separation, severance, termination or similar-type benefits solely or partially as a result of the transactions contemplated by this Agreement, or (iii) obligates Seller or any of its ERISA Affiliates to make any payment or provide any benefit to any eSignSystems Employees as a result of the transactions contemplated by this Agreement.

Section 3.15.                          Intellectual Property.

(a)                                 Seller Registered Intellectual Property.  Schedule 3.15(a) lists, as of the date of this Agreement, all Seller Registered Intellectual Property and, if applicable, the jurisdiction in which each item of Seller Registered Intellectual Property has been issued, filed, or recorded.  All fees and documents necessary to, as applicable, prosecute and maintain each material item of Seller Registered Intellectual Property have been paid or filed with the relevant Governmental Bodies.

(b)                                 Validity.  To the Knowledge of Seller, each material item of Seller Registered Intellectual Property is valid and subsisting as of the date of this Agreement.  All of Seller’s licenses to Intellectual Property owned by a third Person are valid and subsisting as of the date of this Agreement.  Neither Seller nor any of its Affiliates has received any written notice or claim challenging the validity or enforceability of any Seller Intellectual Property Rights.

(c)                                  Ownership.  Except as set forth on Schedule 3.15(c), all Seller Intellectual Property Rights are solely owned by Seller free and clear of Encumbrances.  Neither Seller nor any of its Affiliates has received a written notice from any third Person pursuant to which such third Person claims to own any Seller Intellectual Property Rights or portion thereof.

(d)                                 Restrictions and Obligations. Seller may exercise, transfer, or license each item of Seller Intellectual Property Rights without restriction or payment to a third Person.  None of the Seller Intellectual Property Rights are subject to any exclusive license, covenant, option, or other exclusive right of any Person and Seller has the unrestricted right to use all Seller Intellectual Property Rights.

(e)                                  Confidential Information.  Seller takes reasonable steps to maintain the secrecy of Confidential Information from which Seller derives independent economic value, actual or potential, from the Confidential Information not being generally known.  To the Knowledge of Seller, there has been no misappropriation or unauthorized disclosure of any such Confidential Information.

(f)                                   Infringement by Seller.  Except as set forth on Schedule 3.15(f), the conduct of Seller’s business does not materially infringe, misappropriate, or otherwise violate any Intellectual Property of a third Person.  Seller has not received written notice of a claim that the conduct of Seller’s business misappropriates, or otherwise violates the Intellectual Property of a third Person.

(g)                                  Infringement of Seller Intellectual Property Rights.  To the Knowledge of Seller, no third Person is or has been infringing, misappropriating, or otherwise violating the Seller Intellectual Property Rights.

(h)                                 Proprietary Information Agreements.  Seller has, and uses reasonable efforts to enforce, policies generally requiring each employee and individual independent contractor who is involved in the development of material Intellectual Property developed within the scope of the individual’s employment or independent contractor relationship with Seller to execute a written agreement that provides reasonable protection for such Intellectual Property (“Employee IP Agreement”).  All present and former employees, officers, consultants and contractors of Seller who are or have been involved in the development of Seller’s business have signed an appropriate Employee IP Agreement with respect to proprietary information, confidentiality, and assignment and licensing of Intellectual Property.

(i)                                     Seller IP Contracts.

(i)                                     Schedule 3.15(i) lists as of the date hereof all material Contracts currently in effect (A) to which Seller is a party, or by which Seller is otherwise bound, under which a license is granted under any Seller Intellectual Property Rights to any third Person  (“Scheduled Outbound Licenses”), and (B) to which Seller is a party, or from which the Seller otherwise benefits, under which any third Person has granted to the Seller any license to Intellectual Property (“Scheduled Inbound Licenses”).

(ii)                                  (A) All of the Seller IP Contracts are in force and effect (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally), and (B) Seller is not in material breach thereof.

(iii)                               To the Knowledge of Seller, the consummation of the purchase and sale contemplated under this Agreement will not result in a material breach, material violation or other triggering event of any Seller IP Contract that would allow any other Person thereto to modify, cancel, terminate or otherwise suspend the operation thereof or accelerate payments thereunder.

(iv)                              To the Knowledge of Seller, following the Closing, Buyer will be permitted to exercise all of Seller’s rights under all Seller IP Contracts, to the same extent Seller would have been able to had the purchase and sale contemplated under this Agreement not occurred and without being required to pay any material additional amounts or consideration other than fees, royalties or payments which Seller would otherwise be required to pay had the purchase and sale contemplated under this Agreement not occurred.

(j)                                    Schedule 3.15(j) contains (i) a complete and accurate list of all Open Source that is incorporated into, integrated or bundled with, linked to or otherwise used in the Seller Software (to the extent so disclosed, “Open Source Elements”) and (ii) the Open Source license terms (and version, if applicable) applicable to such Open Source Elements.  Seller has not incorporated into, integrated or bundled with, linked to or otherwise used Open Source Elements in or with its business, or distributed any Open Source Elements in a manner, that would result in any Software or other subject matter (including any Seller Software), other than a specific Open Source Element, being subject to any Open Source license terms.

(k)                                 Schedule 3.15(k) contains a complete and accurate list of (i) all Software owned by or developed by or for the Seller (the “Seller Software”), (ii) all Software that is incorporated or embedded in or bundled with any Seller Software, and (iii) all other Software that is used by the Seller in the conduct or operation of its business (other than Software that is licensed under “shrink-wrap” or “click-through” Contracts and is generally commercially available on reasonable terms through commercial distributors or in retail stores for a license fee of no more than $5,000). The Seller Software is substantially free of any material defects, bugs and errors in accordance with generally accepted industry standards, and does not contain or make available any disabling codes or instructions, viruses or software routines that permit or cause unauthorized access to, or disruption, impairment or destruction of, software, data or other materials.

Section 3.16.                          Privacy and Data Security.

(a)                                 Seller has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines (which policies and guidelines, and the periods such policies and guidelines have been in effect, are set forth in Schedule 3.16) and all applicable Legal Requirements relating to privacy, data protection and data security; and (ii) implemented and maintained effective and commercially reasonable administrative, technical and physical safeguards to protect Personal Information against loss, damage, and unauthorized access, use, disclosure, modification, or other misuse.

(b)                                 There has been no loss, damage, or unauthorized access, use, modification, disclosure, or breach of security of Personal Information maintained by or on behalf of Seller.  Within the last five (5) years, no person (including any Governmental Body) has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, disclosure, modification, or breach of security of Personal Information maintained by Seller, and to the Knowledge of Seller, there is no reasonable basis for any such claim or action.

(c)                                  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement complies (and the disclosure to and use by Buyer of such information after the Closing Date will comply) with Seller’s applicable privacy policies and with all applicable Legal Requirements relating to privacy, data protection and data security.

Section 3.17.                          Brokers or Finders.  Except as set forth on Schedule 3.17, neither Seller nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the sale of the Assets or the Agreement.

Section 3.18.                          Full Disclosure; No Omissions or Misstatements.  All of the information set forth in the Disclosure Schedules, and all other information regarding Seller or its properties, assets (including the Assets), operations, businesses (including eSignSystems), Liabilities, financial performance, net income and prospects that has been furnished to Buyer or any of its Representatives by or on behalf of Seller or any of Seller’s Representatives, is accurate, correct and complete in all respects.  None of the information provided to Seller by Buyer or its Representatives contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements in this Agreement not misleading in light of the circumstances in which they were made.

Section 3.19.                          No Changes.  Since January 1, 2013, there has not occurred any Material Adverse Change relating to eSignSystems or any event or circumstance that could reasonably be expected to result in a Material Adverse Change.

Section 3.20.                          Disclaimer.  Except for the representations and warranties contained in this Article III, Seller makes no representations or warranties, express or implied, to Buyer.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that the statements contained in this ARTICLE IV shall be true and correct as of the Closing Date:

Section 4.01.                          Organization and Good Standing.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of California.

Section 4.02.                          Authority.  Buyer has the corporate power to enter into and to carry out its obligations under this Agreement to which it is a party.  The execution and delivery of and the performance of Buyer’s obligations under this Agreement to which it is a party has been duly authorized in accordance with the laws governing Buyer, and no other proceedings on the part of Buyer are necessary to authorize their execution, delivery, and performance.

Section 4.03.                          Enforceability; No Conflict.

(a)                                 This Agreement to which Buyer is a party has been duly executed by Buyer, and this Agreement to which Buyer is a party constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

(b)                                 The execution, delivery, and performance by Buyer of this Agreement to which it is a party do not violate any provision of the charter documents or bylaws of Buyer, any material agreement or instrument to which Buyer is a party or by which it is bound, or any Order of any court or other Governmental Body to which Buyer is subject.

(c)                                  Buyer is not required to give any notice to or obtain any Consent from any Person or Governmental Body in connection with the execution and delivery of this Agreement to which it is a party or the consummation or performance of this Agreement.

Section 4.04.                          Certain Proceedings.  There is no pending or, to Buyer’s knowledge, threatened Proceeding by or against Buyer that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of its obligations under this Agreement. To the knowledge of Buyer, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

Section 4.05.                          Brokers or Finders.  Neither Buyer nor any of its Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the purchase of the Assets or the Agreement.

Section 4.06.                          Solvency.  Buyer has adequate capital resources and the financial wherewithal to consummate the Agreement and to pay the Purchase Price required under this Agreement.

ARTICLE V.
COVENANTS

Section 5.01.                          Employees and Employee Benefits.

(a)                                 For the purpose of this Agreement, the term “Active Employees” means all employees employed on the Closing Date by Seller who work exclusively or primarily on eSignSystems, including contract employees and interns, but excluding employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, and excluding employees on long-term disability leave, all of whom are listed on Schedule 5.01(a).

(b)                                 Concurrently with this Agreement, Buyer is entering into employment offer letters with each of the Active Employees set forth on Schedule 5.01(b), which shall be effective as of Closing.  Each Active Employee to whom Buyer makes an offer of employment under this Section 5.01(b) and that has accepted the offer as of Closing is referred to as a “Hired Active Employee.”

(c)                                  Seller will retain responsibility for and continue to pay all benefits for each Hired Active Employee with respect to benefits accrued and claims incurred by the Hired Active Employees and their covered dependents on or before the Closing Date (to the extent Seller would otherwise be responsible for those amounts).  Seller shall pay each Hired Active Employee for any accrued but unused paid time off (including vacation time, compensatory time, flexible time off, and paid sick leave) and any severance, bonuses, commissions, and any other wages, benefits or other amounts to which any Hired Active Employee is entitled as of the Closing.

(d)                                 Seller agrees and acknowledges that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”)  to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller hereby indemnifies, defends and holds harmless Buyer for, from and against any and all claims, Liability, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA Liability and any claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(l)) with respect to Seller’s group health plans. Seller further agrees and acknowledges that in the event that the Selling Group ceases to provide a group health plan prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Buyer with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Buyer timely to arrange to offer continuation coverage to any such M&A Qualified Beneficiaries.

Section 5.02.                          Taxes, Assessments, and Similar Adjustments.  Seller shall bear any Taxes levied or assessed against or with respect to the Assets for or with respect to any Pre-Closing Period.  Buyer shall bear any Taxes levied or assessed against or with respect to the Assets for or with respect to any Post-Closing Period. Seller shall be responsible for and shall pay any Transfer Taxes when due, and shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Transfer Taxes; provided, however, that, if required by any Legal Requirement, Buyer will join in the execution of any such Tax returns and other documentation.  The parties shall cooperate as and to the extent reasonably requested by the other party in connection with the preparation and filing of Tax returns and any audit, litigation or other proceeding with respect to Taxes.

Section 5.03.  Confidentiality.  Buyer and Seller acknowledge and agree as follows:

(a)                                 The provisions of that certain Non-Disclosure Agreement, dated October 14, 2013, by and between Seller and Buyer (the “NDA”), shall continue to be in effect until the Closing, at which time (i) the NDA shall terminate and be of no further effect and (ii) the conditions set forth in this Section 5.03 shall thereafter apply.

(b)                                 Seller and Buyer acknowledge that the success of the parties’ respective businesses after the Closing depends upon the continued preservation of Confidential

Information related to the Assets, the Excluded Assets, the Assumed Liabilities and the Retained Liabilities (as the case may be).  Accordingly, Seller and Buyer hereby agree that:

(i)                                     Seller and its Affiliates and Representatives will not, and Seller will cause its Affiliates and its Representatives not to, at any time, directly or indirectly, without the prior written consent of Buyer, disclose or use, any Confidential Information involving or relating to the Assets or the Assumed Liabilities; and

(ii)                                  Buyer and its Affiliates and Representatives will not, and Buyer will cause its Affiliates and its Representatives not to, at any time, directly or indirectly, without the prior written consent of Seller, disclose or use, any Confidential Information involving or relating to the Excluded Assets or the Retained Liabilities, except (A) for any information that prior to the Closing was primarily used in the Assets or (B) to the extent necessary for Buyer to operate and conduct the Assets following the Closing.

(c)                                  Each of Seller and Buyer agree that it will be responsible for any breach or violation of the provisions of this Section 5.03 by any of its Affiliates or Representatives.  Notwithstanding the foregoing, Seller shall owe no duties to Buyer and have no obligation to maintain confidentiality with respect to any information relating solely to the Excluded Assets or the Retained Liabilities, and, following the Closing, Buyer shall owe no duties to Seller and have no obligation to maintain confidentiality with respect to any information relating solely to the Assets or the Assumed Liabilities.

(d)                                 If Seller, Buyer or any of their respective Representatives or Affiliates is legally compelled to disclose any Confidential Information, each party shall provide the other with prompt written notice of such request or requirement, which notice shall be at least forty-eight (48) hours prior to making such disclosure, so that the other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.  If, in the absence of a protective order or other remedy or the receipt of such a waiver, Seller, Buyer or any of their respective Representatives or Affiliates are nonetheless, in the opinion of counsel, legally compelled to disclose Confidential Information, then Seller or Buyer may disclose that portion of the Confidential Information which such counsel advises is legally required to be disclosed, provided that such party uses its reasonable efforts to preserve the confidentiality of the Confidential Information in accordance with the provisions of this Section 5.03, whereupon such disclosure shall not constitute a breach of this Agreement.

Section 5.04.  Knowledge Transfer.  To facilitate the transition of the Assets to Buyer, Seller agrees that Buyer (or a Buyer contractor, so long as such contractor has signed a confidentiality agreement) may co-locate personnel to Seller’s facilities at which the services are being performed until the termination of the Transition Services Agreement.  Seller will provide technical and production training to Buyer or its designee’s personnel designed to enable the personnel to understand the Assets and the business of eSignSystems.  During this transition period, the personnel working directly with Seller will augment Seller’s staff in the provision of services for Buyer.  Buyer or its designee’s personnel will work under the technical direction and training of Seller to facilitate the knowledge transfer and process transfer to the Buyer for maintaining the eSignSystems business and the Assets to be transitioned.  Seller acknowledges and agrees that the Assets include intangible assets of eSignSystems that are not recorded in

Records, and that if such information is not reduced to a Record prior to the Closing, or such information or knowledge is not effectively transferred to Buyer, then Seller shall accomplish this delivery through some other means that is reasonably satisfactory to Buyer.

Section 5.05  Further Assurances; Payments on Accounts Receivable.

(a)                                 The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (i) furnish upon request to each other such further information; (ii) execute and deliver to each other such other documents; and (iii) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.  Additionally, Seller shall execute any and all further documents, deeds, bills of sale, assignments and assurances and take any and all further actions as may reasonably be required or requested by Buyer to consummate the transactions contemplated by this Agreement, to vest Buyer with full title to all of the Assets, free and clear of all Encumbrances, or to effect any of the other purposes of this Agreement.

(b)                                 Upon receipt by Seller on or after the date hereof of any amounts in payment of Accounts Receivable, Seller shall promptly pay such amounts to Buyer in immediately available funds by wire transfer.

ARTICLE VI.
INDEMNIFICATION; REMEDIES

Section 6.01.                          Survival of Representations and Warranties.  All representations and warranties in this Agreement will survive the Closing for their applicable statute of limitations plus sixty (60) days.

Section 6.02.                          Indemnification

(a)                                 Obligation of Seller to Indemnify.  From and after the Closing, Seller shall indemnify, defend, and hold harmless Buyer and Buyer’s Affiliates and each of their directors, officers, employees, agents, representatives, predecessors, heirs, executors, successors, and assigns (collectively, the “Buyer Indemnified Parties”) from and against any and all Claims arising out of, relating to, or resulting from:

(i)                                     any Breach of any representation or warranty made by Seller in this Agreement;

(ii)                                  any Breach of any covenant or obligation of Seller in this Agreement;

(iii)                               any Liability or Tax resulting from the ownership or operation of eSignSystems or Assets before the Closing or any other Retained Liabilities;

(iv)                              any claim with respect to the Excluded Assets or Retained Liabilities.

(b)                                 Exclusions.  Notwithstanding anything to the contrary set forth in this Agreement, from and after the Closing, Seller will not be obligated to indemnify any of the Buyer

Indemnified Parties with respect to any covenant or condition waived by Buyer on or prior to the Closing.

(c)                                  Obligation of Buyer to Indemnify.  From and after the Closing, Buyer shall indemnify, defend, and hold harmless Seller and Seller’s directors, shareholders, officers, employees, agents, and representatives (collectively, the “Seller Indemnified Parties”) from and against any and all Claims arising out of, relating to, or resulting from:

(i)                                     any Breach or any representation or warranty made by Buyer in this Agreement;

(ii)                                  any Breach of any covenant or obligation of Buyer in this Agreement; or

(iii)                               any Liability resulting from the ownership or operation of the Assets on or after the Closing Date (other than the Retained Liabilities).

(d)                                 Notice and Defense of Claims.

(i)                                     Promptly after the receipt of notice or discovery by either Seller Indemnified Parties or Buyer Indemnified Parties (either, an “Indemnified Party”) of any Claim giving rise to indemnification rights under this Article VI, the Indemnified Party will give prompt written notice of the Claim (a “Claim Notice”) to the party against whom the indemnity is sought (“Indemnifying Party”); but no delay by the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party of any obligation under this Agreement, unless the Indemnifying Party is actually prejudiced by the delay, and then, solely to the extent of the actual prejudice suffered by the Indemnifying Party.  The Claim Notice shall set forth: (A) to the extent known by the Indemnified Party, the Indemnified Party’s good faith estimate of the reasonably foreseeable maximum amount of the alleged Damages; and (B) a brief description, in reasonable detail (to the extent known by Indemnified Party), of the facts, circumstances or events giving rise to the alleged Damages based on the Indemnified Party’s good faith belief thereof.

(ii)                                  Except as provided in Section 6.02(c)(iii), the Indemnifying Party may elect to assume the defense of a Claim with counsel reasonably satisfactory to the Indemnified Party by (A) giving notice to the Indemnified Party of its election to assume the defense of the Claim and (B) giving the Indemnified Party evidence acceptable to the Indemnified Party that the Indemnifying Party has adequate financial resources to defend against the Claim and fulfill its obligations under this Article VI, in each case no later than twenty (20) days after the Indemnified Party gives delivers the applicable Claim Notice.

(iii)                               Notwithstanding the foregoing, an Indemnifying Party will not be entitled to assume the defense of any Claim if (A) the Claim could result in criminal liability of, or equitable remedies against, the Indemnified Party or (B) the Indemnified Party reasonably believes that the interests of the Indemnifying Party and the Indemnified Party with respect to the Claim are in conflict with one another, and as a result, the Indemnifying Party could not adequately represent the interests of the Indemnified Party regarding the Claim.  In any Claim for which indemnification is being sought under this Agreement, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in the matter by retaining its own counsel at its own expense.  The Indemnifying Party or the Indemnified Party (as the case may be) will at all times use commercially reasonable efforts to keep the other party reasonably apprised of the status of the defense of any Claim, and the parties will cooperate in good faith with each other concerning the defense of any Claim.  Notwithstanding anything to the contrary contained in this Article VI, if the Indemnified Party is the Buyer Indemnified Party and the Buyer Indemnified Party determines, in its reasonable discretion, that the Claim may impose material financial and/or reputational damage to any Buyer Indemnified Party, the Buyer Indemnified Party may take over and manage the defense of the Claim and may compromise or settle the Claim in its reasonable discretion, at the sole expense of the Indemnifying Party.

(iv)                              No Indemnified Party may settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party fails to assume, or is not permitted to assume, and maintain the defense of the Claim pursuant to Section 6.02(d)(iii).  An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment with respect to which indemnification is being sought under this Agreement unless (x) the settlement, compromise, or consent includes an unconditional release of the Indemnified Party and its officers, directors, managers, employees, and Affiliates from all liability relating to and arising out of the Claim, (y) does not contain any admission or statement of any wrongdoing or liability on behalf of the Indemnified Party, and (z) does not contain any equitable order, judgment, or term that materially restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates.

Section 6.03.                          Basket, Liability Cap and Other Matters Regarding Indemnification for Breaches of Representations and Warranties

(a)                                 An Indemnifying Party will not have any obligation to defend or indemnify under Section 6.02(a) or Section 6.02(c) until the aggregate amount of Liability for all Claims that an Indemnifying Party is otherwise required to provide defense and indemnity against under this Agreement exceeds Twenty Five Thousand Dollars ($25,000.00) (the “Basket”), and in such event, the Indemnifying Party will be responsible for the entire amount of the Liability from the first dollar of Liability; provided that the Basket will not apply to any Liability related to any indemnification claim arising out of any (i) fraudulent, intentional, or willful breach of any representation of Seller; (ii) Tax or (iii) Fundamental Representation.  For the avoidance of doubt, individual unrelated Claims shall be aggregated in determining whether the Basket threshold has been met.  The aggregate amount of Liability for Claims much only reach the Basket amount once.  After such point, any Liabilities, whenever occurred, subject to indemnification at any time under Section 6.02(a) or Section 6.02(c), shall no longer be subject to the Basket.

(b)                                 Neither Seller nor Buyer will be required to indemnify any Person under Section 6.02(a) or Section 6.02(c) for an aggregate amount of Liability exceeding One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Cap”); provided that there will be no Cap with respect to Liability related to any indemnification claim arising out of any (i) fraudulent, intentional, or willful breach of any representation and warranty of Seller, (ii) Tax or (iii) Fundamental Representation.

(c)                                  Any recovery to Buyer hereunder shall be decreased by any insurance proceeds, regardless of source, received by Buyer relating to such Claim.  To the extent Seller has already paid such Claim at such time as Buyer receives such proceeds, Buyer shall promptly remit the amount of the proceeds to Seller.  Seller and Buyer agree to treat all indemnification payments made under this Agreement as an adjustment to the Purchase Price for Tax purposes.

(d)                                 All materiality qualifications and other qualifications by reference to the defined term “Material Adverse Change” in such representations and warranties shall be disregarded in determining the amount of any Losses arising from the inaccuracy or breach of such representations and warranties or warranty.

(e)                                  The right to indemnification, payment, reimbursement, or other remedy under this Agreement with respect to any representation, warranty, covenant or obligation hereunder will not be affected by any investigation conducted or any knowledge acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of, or compliance with, such representation, warranty, covenant or obligation.

ARTICLE VII.
GENERAL PROVISIONS

Section 7.01.                          Expenses.  Except as otherwise provided in this Agreement, each party to this Agreement will bear its own fees and expenses incurred in connection with the preparation, negotiation, execution, and performance of this Agreement, including all fees and expenses of its Representatives.

Section 7.02.                          Public Announcements.  Each party (a) agrees to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby, (b) agrees to provide to the other party for review a copy of any such press release or statement and to incorporate comments on such press release or statements as reasonably requested by the other party, and (c) shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law.

Section 7.03.                          Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties in accordance with this Section 7.03):

If to Seller:	Wave Systems Corp.
Attn: Walter Shephard
480 Pleasant Street
Lee, MA 01238

with a copy to:	Steven D. Siner
Hoge, Fenton, Jones & Appel, Inc.
4309 Hacienda Drive, Suite 350
Pleasanton, CA 94588

If to Buyer:	DocMagic, Inc.
1800 W. 213th Street
Torrance, CA 90501

with copy to:	John M. Rafferty
Morrison Forester
425 Market Street
San Francisco, CA 94105

Section 7.04.                          Waiver.  Neither any failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of that or any other right, power, or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right of a party arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving the notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.05.                          Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and/or any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedules and other documents delivered under this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of the parties.

Section 7.06.                          Assignment.  Buyer may assign this Agreement to a wholly owned subsidiary of Buyer before the Closing.  Seller shall not assign this Agreement.  This Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.

Section 7.07.                          Severability.  If any provision of this Agreement is held invalid or unenforceable by any court or authority of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 7.08.                          Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles” and “Sections” refer to the corresponding Articles and Sections of this Agreement except as otherwise set forth herein.

Section 7.09.                          Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 7.10.                          Further Assurances.  Each party shall execute and deliver such other documents and take such other action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.11.                          Governing Law.  This Agreement will be governed by and construed under the laws of California without regard to any conflict of law principle that may cause the substantive law of another jurisdiction to apply.

Section 7.12.                          Attorneys’ Fees.  If any action of whatsoever kind is taken by any party to interpret or enforce any provision of this Agreement (whether or not arbitration or litigation is commenced), the non-prevailing party agrees to reimburse the prevailing party for all costs and expenses (including reasonable attorneys’ fees) incurred in taking that action.  The term “prevailing party” includes a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment, or the abandonment by the other party of its claim or defense.  The attorneys’ fees awarded will not be computed in accordance with any arbitration or court fee schedule, but will be calculated to fully reimburse all attorneys’ fees reasonably incurred by the prevailing party.

Section 7.13.                          Exhibits and Recitals.  The Recitals set forth above and all exhibits and schedules attached to this Agreement are incorporated into and made a part of this Agreement by this reference.

Section 7.14.                          Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which will be deemed an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by email or facsimile transmission will constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by email or facsimile shall be deemed to be their original signatures for all purposes.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. SELLER Wave Systems Corp. By: Name: Title: BUYER DocMagic, Inc. By: /s/ Dominic Iannitti Name: Dominic Iannitti Title: President Signature Page to Asset Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above. SELLER Wave Systems Corp. By: /s/ Walter A. Shephard Name: Walter A. Shephard Title: CFO BUYER DocMagic, Inc. By: Name: Title: Signature Page to Asset Purchase Agreement